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                February 9, 2022

       Thomas Wojcik
       Chief Financial Officer
       Affiliated Managers Group, Inc.
       777 South Flagler Drive
       West Palm Beach, Florida 33401

                                                        Re: Affiliated Managers
Group, Inc.
                                                            Form 10-K filed
February 19, 2021
                                                            Form 10-Q filed
November 5, 2021
                                                            File No. 001-13459

       Dear Mr. Wojcik:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Finance